UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2020

LANDCADIA HOLDINGS II, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38893	83-3593048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1510 West Loop South, Houston, Texas 77027

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 713-850-1010

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-third of one redeemable warrant	LCAHU	The Nasdaq Capital Market LLC
Class A common stock, par value $0.0001 per share	LCA	The Nasdaq Capital Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	LCAHW	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2020, Landcadia Holdings II, Inc. (the “Company”) and Tilman Fertitta announced that on June 28, 2020, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with LHGN HoldCo, LLC, a Delaware limited liability company (“Landcadia HoldCo”), Golden Nugget Online Gaming, Inc. (f/k/a Landry’s Finance Acquisition Co.), a New Jersey corporation (“GNOG Inc.”), GNOG Holdings, LLC, a Delaware limited liability company (“GNOG HoldCo”), and Landry’s Fertitta, LLC, a Texas limited liability company (“LF LLC”). The transactions contemplated by the Purchase Agreement are referred to herein as the “Transactions”.

This Current Report on Form 8-K is being filed to describe the material terms of the Purchase Agreement which is filed as Exhibit 2.1.

Purchase Agreement

Consideration and Structure

Pursuant to the Purchase Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, at the time of the closing of the Transactions (the “Closing”), LF LLC will contribute all of the membership interests in GNOG HoldCo to Landcadia HoldCo, a newly created, wholly-owned subsidiary of the Company (the “GNOG Contribution”), in exchange for (i) 31,350,625 Class B membership interests in Landcadia HoldCo (the “HoldCo Class B Units”) and (ii) 31,350,625 shares of a new non-economic Class B common stock of the Company (the “New Class B Common Stock”), which will be created as of the Closing (subject to Stockholder Approval (as defined below)) and will entitle the holder to ten votes per share subject to the limitations described below (the “High Voting Rights”), and which will replace the Company’s existing Class B common stock (the “Existing Class B Common Stock”) at the Closing. Prior to the Closing, GNOG Inc. will merge with and into Golden Nugget Online Gaming, LLC, a New Jersey limited liability company (“GNOG LLC”) with GNOG LLC surviving as a direct, wholly owned subsidiary of GNOG HoldCo.

Following the Closing, the combined Company will be organized in an “Up-C” structure in which substantially all the assets and the business of the combined Company will be held indirectly by Landcadia HoldCo, and the Company’s only direct assets will consist of Class A membership interests of Landcadia HoldCo. The combined Company’s business will continue to operate through GNOG LLC. The Company is expected to own approximately 48% of the combined membership interests in Landcadia HoldCo and will control Landcadia HoldCo as the sole manager of Landcadia HoldCo in accordance with the terms of the amended and restated limited liability agreement of Landcadia HoldCo to be entered into in connection with the Closing (the “HoldCo LLC Agreement”). Beginning six months after the Closing, each HoldCo Class B Unit to be held by LF LLC may be exchanged for one share of the Company’s Class A common stock (“Class A Common Stock”). One share of the New Class B Common Stock held by LF LLC will be canceled for each HoldCo Class B Unit exchanged.

Pursuant to the Purchase Agreement, in further consideration of the GNOG Contribution, the Company will pay to LF LLC cash consideration in an amount of $30 million and will repay one-half of the existing debt of GNOG Inc. under an existing credit agreement (the “Credit Agreement”) in an amount of $150 million, together with related prepayment fees and expenses in an amount of approximately $24 million. Following the Closing, GNOG will remain liable for the remaining principal balance of $150 million under the Credit Agreement. In addition, GNOG LLC will pay certain expenses incurred in connection with the Transaction and the Credit Agreement.

Upon consummation of the Transactions contemplated by the Purchase Agreement, the Company will change its name to Golden Nugget Online Gaming, Inc.

Representations, Warranties and Covenants

The parties to the Purchase Agreement have agreed to customary representations, warranties and covenants in the Purchase Agreement, including, among others, covenants with respect to the conduct of GNOG HoldCo, GNOG Inc., GNOG LLC and their respective subsidiaries during the period between execution of the Purchase Agreement and the Closing. Each of the Company, Landcadia HoldCo, GNOG Inc., GNOG HoldCo and LF LLC has agreed to use its commercially reasonable efforts to cause the Transactions to be consummated reasonably promptly after the date of the execution of the Purchase Agreement. The representations and warranties of the parties to the Purchase Agreement will not survive the Closing.

Conditions to Closing

Under the Purchase Agreement, the obligations of the parties to consummate the Transactions are subject to the approval at a special meeting of the stockholders of the Company by (A)(i) a majority of the shares of the Company’s common stock voted at the meeting and (ii) a majority of the shares of Class A Common Stock outstanding and held by the stockholders of the Company other than those shares beneficially owned by Tilman J. Fertitta and Jefferies Financial Group, Inc. (“Jefferies”) (the “Disinterested Stockholders”) and (B) with respect to the amendments to the Company’s Certificate of Incorporation necessary to effect the Transactions, (i) a majority of the shares of the Company’s common stock outstanding and (ii) a majority of the shares of Class A Common Stock outstanding and held by the Disinterested Stockholders (collectively, the “Stockholder Approval”). In addition, the Closing is subject to, among other conditions, (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the receipt of all necessary permits, approvals, clearances, licenses, and consents of, or filings with, any governmental or regulatory authorities (including all relevant approvals and licenses required under applicable gaming law to operate in the ordinary course the business of GNOG Inc., or GNOG LLC as its successor), and (iii) material compliance by the parties with their respective pre-Closing and Closing obligations and the accuracy of each party’s representations and warranties in the Purchase Agreement, in each case subject to the materiality standards contained in the Purchase Agreement.

Termination

The Purchase Agreement may be terminated at any time prior to the Closing upon the parties’ mutual written consent and in certain other circumstances, including, (i) by LF LLC or the Company if the Stockholder Approval is not obtained, (ii) by LF LLC if the board of directors of the Company (the “Board”) has withdrawn, amended, qualified or modified its recommendation to the Company’s stockholders, (iii) by LF LLC if the cash balance at GNOG LLC immediately following the Closing would be less than of $80 million, (iv) by LF LLC if there exists a deficiency under Nasdaq Listing Rule 5620(a) after December 31, 2020, or any other deficiency which causes a de-listing from Nasdaq to the Company prior to Closing (a “Listing Deficiency”), or (v) by LF LLC or the Company if the Closing has not occurred by January 30, 2021 and the delay is not due to the material breach of the Purchase Agreement by the party seeking termination.

None of the parties to the Purchase Agreement is required to pay a termination fee; provided, however, that the Company may be required to reimburse GNOG Inc. for any and all expenses, including reasonable attorney’s fees, in the event that the Company (i) fails to obtain the Stockholder Approval or (ii) fails to cure any Listing Deficiency.

Other Agreements

The Purchase Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

Tax Receivable Agreement

Prior to the Closing, the Company and LF LLC will negotiate a tax receivable agreement to be entered into at the Closing which will provide for payment by the Company to LF LLC in respect of 85% of the U.S. federal income tax savings (by way of increased depreciation and amortization deductions) allocable to the Company from Landcadia HoldCo subject to certain terms and conditions, to the extent arising from both (a) certain transactions contemplated under the Purchase Agreement and (b) the exchange of LF LLC’s HoldCo Class B Units for Class B Common Stock, as determined on a “with and without” basis, and for an early termination payment by the Company to LF LLC in the event of a change of control calculated using a mutually agreeable discount rate, subject to appropriate and customary limitations, including in connection with available cash flow and financing facilities.

Fourth Amended and Restated Certificate of Incorporation of the Company

The Company’s Fourth Amended and Restated Certificate of Incorporation, to be adopted by the Company at Closing will, among other things, authorize the issuance of the New Class B Common Stock, and will provide that LF LLC will be able to exercise the High Voting Rights of the New Class B Common Stock only to the extent that the voting power held by Mr. Fertitta and certain of his affiliates does not exceed 79.9%. Any excess voting power will be automatically adjusted downward to 79.9%. The High Voting Rights will expire if and when the aggregate of (i) the number of shares of Class A Common Stock beneficially owned by Mr. Fertitta and certain of his affiliates, and (ii) the number of shares of Class A Common Stock into which the HoldCo Class B Units held by Mr. Fertitta and certain of his affiliates may be exchanged falls below 30% of the total number of Class A Common Stock issued and outstanding.

Amended and Restated HoldCo LLC Agreement

At the Closing, the Company, Landcadia HoldCo and LF LLC will enter into the Amended and Restated HoldCo LLC Agreement, which will provide, among other things, that after six months from the Closing, the HoldCo Class B Units held by LF LLC may be exchanged for shares of Class A Common Stock. One share of the New Class B Common Stock held by LF LLC will be canceled for each HoldCo Class B Unit exchanged. The Amended and Restated Holdco LLC Agreement provides for additional issuances of HoldCo Class B Units to LF LLC in consideration of payments to be made following Closing by LF LLC in connection with an existing intercompany agreement for the purpose of payment of interest under the Credit Agreement. The additional HoldCo LLC Class B Units will be issued at the then-current market price of the Class A Common Stock calculated as set forth in the Amended and Restated LLC Agreement.

Amendment to Insider Letter

At the Closing, certain insiders of the Company, including Jefferies and Fertitta Entertainment Inc., the co-sponsors of the Company, and certain of the Company’s directors, will enter into an amendment (the “Lock-Up Amendment”) to a letter agreement entered into on May 6, 2019 in connection with the Company’s initial public offering (the “Letter Agreement”), which adds an additional acceleration event as an exception to the lock-up period contemplated under the Letter Agreement based on a certain price target of the Company’s common stock following a period of 60 days after the Closing. The exceptions under the Letter Agreement and the Lock-Up Amendment do not apply to the HoldCo Class B Units or shares of New Class B Common Stock to be received by LF LLC pursuant to the Purchase Agreement.

Amended and Restated Registration Rights Agreement

At the Closing, the Company and certain of its investors will amend and restate the existing registration rights agreement in a form mutually agreed by the Company and LF LLC.

Approval by Independent Directors

At a meeting held on May 29, 2020, the Board authorized the formation of a transaction review committee consisting solely of all the independent directors of the Company (the “Committee”) and authorized the Committee to engage independent financial advisors (the “Financial Advisor”). At a meeting held on June 28, 2020, following deliberations and receipt of a fairness opinion by the Financial Advisor, the Committee unanimously approved the Transactions and recommended their approval to the board of directors of the Company. At a subsequent meeting on the same day, the Board unanimously approved the Transactions and recommended their approval to the holders of the Company’s common stock.

The Purchase Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Current Report”), and the foregoing description is qualified in its entirety by reference to the full text of the Purchase Agreement. The Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Purchase Agreement. The Purchase Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties to the Purchase Agreement. In particular, the representations, warranties, covenants and agreements contained in the Purchase Agreement, which were made only for purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Purchase Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Purchase Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Forfeiture and Call-Option Agreement

In connection with the execution of the Purchase Agreement, Jefferies and the Company have entered into an agreement (the “Forfeiture and Call-Option Agreement”), pursuant to which, as of and contingent upon the Closing, Jefferies will forfeit two thirds (or 2,543,750) of its shares of the Existing Class B Common Stock. In addition, following and contingent upon the Closing, Jefferies has granted to the Company an option to repurchase any of Jefferies’ previously-issued private placement warrants exercisable to purchase shares of the Class A Common Stock, to the extent that Jefferies wishes to exercise or sell warrants, subject to certain terms and conditions set forth in the Forfeiture and Call-Option Agreement.

The foregoing description of the Forfeiture and Call-Option Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Forfeiture and Call-Option Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of the Company’s common stock pursuant to the Purchase Agreement is incorporated by reference herein. The common stock issuable in connection with the transactions contemplated by the Transactions will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Important Information About the Transactions and Where to Find It

In connection with the proposed Transactions, the Company intends to file a preliminary proxy statement and a definitive proxy statement with the SEC. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection the Transactions, as these materials will contain important information about GNOG Inc., the Company and the Transactions. When available, the definitive proxy statement and other relevant materials for the Transactions will be mailed to stockholders of the Company as of a record date to be established for voting on the Transactions. Stockholders of the Company will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: Landcadia Holdings II, Inc., 1510 West Loop South, Houston, Texas 77027, Attention: General Counsel, (713) 850-1010.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Transactions. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Landcadia Holdings II, Inc., 1510 West Loop South, Houston, Texas 77027, Attention: General Counsel, (713) 850-1010. Additional information regarding the interests of such participants will be contained in the proxy statement for the Transactions when available.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s and GNOG Inc.’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s and GNOG Inc.’s expectations with respect to future performance and anticipated financial impacts of the Transactions, the satisfaction of the closing conditions to the Transactions and the timing of the completion of the Transactions. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s and GNOG Inc.’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement, (2) the outcome of any legal proceedings that may be instituted against the Company and GNOG Inc. following the announcement of the Purchase Agreement and the transactions contemplated therein; (3) the inability to complete the proposed transaction, including due to failure to obtain approval of the stockholders of the Company, certain regulatory approvals or satisfy other conditions to closing in the Purchase Agreement;(4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 on GNOG Inc.’s business and/or the ability of the parties to complete the Transactions; (6) the inability to obtain or maintain the listing of the shares of common stock of the post-acquisition company on Nasdaq following the Transactions; (7) the risk that the Transactions disrupts current plans and operations as a result of the announcement and consummation of the Transactions; (8) the ability to recognize the anticipated benefits of the Transactions, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the Transactions; (10) changes in applicable laws or regulations; (11) the possibility that GNOG Inc. or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties indicated from time to time in the proxy statement relating to the Transactions, including those under “Risk Factors” therein, and in the Company’s other filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This Current Report on Form 8-K shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Transactions. This Current Report on Form 8-K shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Purchase Agreement, dated as of June 28, 2020, by and among the Company, LHGN Holdco, LLC, Golden Nugget Online Gaming, Inc., GNOG Holdings, LLC and Landry’s Fertitta, LLC.
10.1	Sponsor Forfeiture and Call-Option Agreement, dated as of June 28, 2020, by and between the Company and Jefferies Financial Group, Inc.

*

Certain exhibits and schedules to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDCADIA HOLDINGS II, INC.

	By:	/s/ Richard H. Liem
Name: Richard H. Liem
Title: Vice President and Chief Financial Officer

Dated: June 29, 2020